Exhibit 99.1

FOR IMMEDIATE RELEASE —04/19/11	CONTACT: Frank Limpus
615-668-9938

FIRST FARMERS & MERCHANTS CORPORATION

CONTINUES SOLID PERFORMANCE TREND IN 2010

Announces sustained strength and stability at Annual Shareholders Meeting

COLUMBIA, Tenn., April 19, 2010 — First Farmers & Merchants Corporation, the parent of Columbia, Tennessee-based First Farmers & Merchants Bank, reported today that 2010 was another solid year for the financial institution.

At its 29th annual shareholders meeting, held on the campus of Columbia State Community College, corporate leaders summarized the year’s financial results and shareholders elected Pat Riley as the newest member of its Board of Directors.

At the end of 2010, First Farmers and Merchants Corporation reported consolidated total assets grew 0.7 percent to $941.7 million and total deposits were up 2.5 percent to $791.8 million.   Net income stood at $7,206,000, total shareholder equity was at $106,222,000 and capital-to-risk-weighted assets were at 16.21 percent, well above the regulatory definition of a well-capitalized bank.

It was also announced that in 2010 the bank’s Trust Department exceeded $3 billion in fiduciary assets for the first time.

“While the slow economy in 2010 provided challenges, First Farmers saw strong profitability — as well as greater financial strength and stability — for its shareholders and customers,” said T. Randy Stevens, chairman and CEO, First Farmers & Merchants Bank.  “Of course, we couldn’t have realized our successes without the blessings of effective Board leadership, the support of our dedicated officers and employees who continually go above and beyond to better serve our customers, and the trust of a very loyal group of customers.  As the economy improves, I believe we’ll be well positioned for further growth and creating greater shareholder value.”

First Farmers & Merchants Bank, Member FDIC

816 S. Garden St. • P.O. Box 1148 Columbia, TN 38402 • (931) 388-3145 or (800) 882-8378 • www.myfirstfarmers.com

Stevens also spoke briefly about the bank’s future.

“I take great heart that First Farmers has done so well despite the unique challenges the entire financial industry has been facing,” Stevens said.  “In fact, at a time when few banks are expanding, we’re now preparing to open our eighteenth banking office in the Port Royal area of Spring Hill.  While more than 150 banks across the nation failed last year, First Farmers continues growing and moving forward thanks to a dedicated team of people who always seek to do the right thing for our customers.  This bank is truly positioned for even greater success.”

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About First Farmers & Merchants Bank

Founded in 1909, First Farmers & Merchants Bank (Member FDIC) is one of the most successful independent banks in Tennessee, with total assets of approximately $942 million and an additional $3 billion in assets held by its Trust & Financial Management Department. Headquartered in Columbia, Tenn., and long the market leader in Maury County, the bank operates 17 offices in a seven county area in Middle Tennessee that includes Maury, Lawrence, Marshall, Hickman, Giles, Dickson and Williamson counties, and has almost 20 percent of all deposits in six of these counties.  In May 2011, it will open its 18th office in the Port Royal area of Spring Hill, Tenn.  First Farmers is distinguished by its commitment to traditional, personal banking relationships that incorporate state-of-the-art technology to provide the highest possible level of service. For additional information, visit www.myfirstfarmers.com or call the main office at (931) 388-3145.